                                                            EXHIBIT 5.1
                                                            -----------


                                 June 25, 1998



Somnus Medical Technologies, Inc.
285 N. Wolfe Road
Sunnyvale, CA 94086

     RE:   REGISTRATION STATEMENT ON FORM S-8
           ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 25, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,250,000 shares of your Common Stock, reserved for issuance pursuant to the Amended and Restated 1996 Stock Plan, as amended (the "Plan"). As legal counsel for Somnus Medical Technologies, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the shares of Common Stock of Somnus Medical Technologies, Inc. (the "Shares") pursuant to the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI


                              /s/ Wilson Sonsini Goodrich & Rosati